EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
JULY 23, 2019		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS SECOND QUARTER 2019 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.7 billion financial holding company with two community bank subsidiaries, announced its financial results for the second quarter of 2019.  Premier realized net income of $5,859,000 (40 cents per diluted share) during the quarter ended June 30, 2019, a 33.9% increase from the $4,375,000 of net income reported for the second quarter of 2018.  The increase in net income during the second quarter of 2019 is largely due to increases in loan interest income, investment interest income and non-interest income as well as a decrease in the provision for loan losses.  On a diluted per share basis, Premier earned $0.40 during the second quarter of 2019 compared to $0.32 per share earned during the second quarter of 2018.  For the first half of 2019 Premier realized net income of $12,035,000 (82 cents per diluted share), a 26.6% increase over the $9,508,000 (71 cents per diluted share) earned during the first half of 2018.

President and CEO Robert W. Walker commented, “Our company has completed two consecutive quarters of strong earnings results.  The $12,035,000 of reported net income for the first six months of 2019 is the best first six months’ earnings performance in the history of our company.  Our net interest margin remained above 4.00% in the first six months of 2019, at 4.25%, while our net overhead ratio dropped to 2.15% of average earning assets compared to 2.17% for the first six months of 2018.  Funding for our earning assets improved, as average deposits increased from $1.294 billion in the second quarter of 2018 to $1.452 billion in the second quarter of 2019, due in part to our acquisition of First Bank of Charleston in the fourth quarter of 2018.  Furthermore, our level of non-performing assets has decreased since year-end 2018.”

Net interest income for the quarter ended June 30, 2019 totaled $16.655 million, up $2,236,000, or 15.5%, from the $14.419 million of net interest income earned in the second quarter of 2018.  Interest income in 2019 increased by $3,353,000, or 21.3%, largely due to a $2,543,000, or 18.6%, increase in interest income on loans.  Interest income on loans in the second quarter of 2019 included approximately $292,000 of income recognized from deferred interest and discounts recognized on loans that paid off during the quarter compared to only $169,000 of interest income of this kind recognized during the second quarter of 2018.  Otherwise, interest income on loans increased by $2,420,000, or 17.9%, in the second quarter of 2019, partially due to a higher average balance of loans outstanding during the quarter when compared to the second quarter of 2018, largely due to the loans acquired via the purchase of The First Bank of Charleston late in 2018, as well as a higher average yield on the loans outstanding.  Interest income on investment securities in the second quarter of 2019 increased by $712,000, or 42.2%, largely due to higher average yields on a higher average balance of investments outstanding during the second quarter of 2019, primarily due to the investment portfolio added from the acquisition of The First Bank of Charleston in the fourth quarter of 2018.  Interest income from interest-bearing bank balances and federal funds sold increased by $98,000, or 25.8%, due to an increase in the average yield on these balances in 2019 resulting from increases in the short-term interest rate policy of the Federal Reserve Board of Governors during 2018 on a lower average balance outstanding during the second quarter of 2019 when compared to the second quarter of 2018.

Partially offsetting the increase in interest income in the second quarter of 2019 was a $1,117,000, or 83.7%, increase in interest expense.  Interest expense on deposits increased by $1,088,000, or 90.9%, in the second quarter of 2019, due to increases in the average rate paid on certificates of deposit, savings deposits and NOW and money market deposits during the quarter, when compared to the second quarter of 2018.  Adding to the increase in interest expense on deposits, average interest-bearing deposit balances were up $114.5 million, or 12.1%, compared to the second quarter of 2018, while the average interest rate paid on interest-bearing deposits was up 35 basis points in 2019, from 0.51% in the second quarter of 2018 to 0.86% in the second quarter of 2019.  Increases in short-term rates have increased competition for deposits and time deposits in particular. The related rates of interest paid on time deposits increased by 74 basis points, driving the overall increase in interest expense on deposits in the second quarter of 2019 when compared to the second quarter of 2018.  Adding to the interest expense increase in 2019 was $48,000 of interest expense on the remaining Federal Home Loan Bank (“FHLB”) borrowings of First Bank of Charleston assumed by Premier as part of the acquisition, while there was no such interest in the second quarter of 2018.  Also adding to the overall increase in interest expense during the second quarter of 2019 was a $7,000, or 7.9%, increase in interest expense on Premier’s subordinated debt due to an increase in the average variable rate interest rate paid in 2019.  The variable interest rate is indexed to the short-term three-month LIBOR interest rate, which has increased over the past twelve months in conjunction with increases in short-term interest rate policy by the Federal Reserve Board of Governors.  Partially offsetting the increase in interest expense on FHLB borrowings, interest expense on other borrowings by the parent company decreased by $31,000, or 75.6%, in the second quarter of 2019, largely due to a decrease in outstanding borrowings from scheduled and accelerated principal payments.  Premier fully repaid this borrowing prior to the end of June 2019.

During the quarter ended June 30, 2019, Premier recorded $330,000 of provision for loan losses compared to $500,000 of provision for loan losses recorded during the same quarter of 2018.  The provision for loan losses recorded during the second quarter of 2019 was primarily in response to increases in the level of credit risk on loans collectively evaluated for impairment since year-end as well as additional identified credit risk on impaired loans in Premier’s multifamily real estate loan portfolio.  Specific reserves on impaired loans increased from $1,979,000 at the end of the first quarter of 2019 to $2,144,000 at the end of the second quarter of 2019, largely due to additional specific reserves placed on a multifamily real estate loan.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans decreased by $321,000 in the second quarter of 2019 when compared to the same quarter of 2018, while recoveries on loans previously charged-off remained unchanged at approximately $73,000 in the second quarters of 2019 and 2018.  During the first six months of 2019, net charge-offs have increased by $119,000 to $855,000, compared to the same six months of 2018.  While the identified credit risk in loans individually evaluated for impairment increased during the quarter ended June 30, 2019, total individually impaired loans decreased.  Non-accrual loans have decreased by $609,000 since year-end 2018, while accruing loans over 90 days past due increased by $198,000.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended June 30, 2019 totaled $8.694 million compared to $8.227 million in the second quarter of 2018.  Net overhead increased by $467,000, or 5.7%, in the second quarter of 2019 when compared to the second quarter of 2018, as a $116,000, or 5.2%, increase in non-interest income was more than offset by a $583,000, or 5.6%, increase in non-interest expense.  Total non-interest income increased by $116,000 in the second quarter of 2019 when compared to the second quarter of 2018, largely due to a $56,000, or 5.3%, increase in revenue from service charges and fees on deposit accounts, a $35,000, or 3.9%, increase in electronic banking income, and a $69,000 increase in income from Premier’s partial ownership in a start-up insurance agency, included in other non-interest income.  These increases were partially offset by a $48,000, or 59.3%, decrease in secondary market mortgage income.  Non-interest expense increased by $583,000, or 5.6% in the second quarter of 2019 compared to the second quarter of 2018, largely due to the operations of the newly acquired First Bank of Charleston location.  Increases in operating costs include a $384,000, or 7.6%, increase in staff costs, a $397,000, or 26.8% increase in occupancy and equipment expense, a $149,000, or 11.7%, increase in outside data processing costs, a $49,000, or 23.1%, increase in taxes not on income and a $33,000, or 17.4%, increase in the amortization of intangible assets.  These increases were partially offset by a $93,000, or 23.3%, decrease in professional fees, a $122,000, or 70.1%, decrease in loan collection expenses, a $297,000, or 56.6%, decrease in OREO expenses, and a $5,000, or 4.0%, decrease in FDIC insurance premiums, when compared to the second quarter of 2018.

Total assets as of June 30, 2019 were up $14.0 million, or 0.8%, to $1.704 billion from the $1.690 billion of total assets at year-end 2018.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, increased by $14.6 million, largely due to an increase in funds from maturing investment securities and net payoffs on loans during the first six months of 2019.  Investment securities decreased by $5.0 million, or 1.4%, since year-end 2018, as $21.0 million of new investment purchases from available funds and a $9.6 million increase in the market value of the securities available for sale were more than offset by maturing investments and principal paydowns on mortgage backed securities.  Total loans outstanding decreased by $1.0 million, or 0.1%, largely due to payoffs on loans in the second quarter of 2019 exceeding new loans generated during the first six months of 2019.  Other real estate owned (“OREO”) increased by $224,000, or 1.6%, largely due to the foreclosure on one commercial real estate property during the first quarter of 2019 that also resulted in a $450,000 loan charge-off.  Other assets increased by $5.7 million since year-end 2018, largely due to recording of a $7.5 million Finance Lease Right to Use Asset in accordance with the adoption of Accounting Standards Update (“ASU”) 2016-02 on January 1, 2019.  Total deposits decreased by $2.7 million, or 0.2%, since year-end 2018, largely due to a $17.8 million, or 4.5% decrease in non-interest bearing deposits and a $9.9 million, or 3.3%, decrease in interest bearing transaction deposits.  Nearly offsetting these decreases, savings deposits have increased by $6.7 million, or 1.9%, since year-end 2018 while time deposits increased by $18.2 million, or 4.7%.  Customer repurchase agreements decreased by $1.2 million, or 5.6% since year-end 2018.  FHLB borrowings and other borrowings decreased by $2.5 million and $2.5 million, respectively, since year-end 2018 due to payments upon maturity, scheduled principal payments and additional principal payments on Premier’s existing borrowings.  Premier’s subordinated debentures increased by $14,000 since year-end 2018 due to the accretion of purchase accounting fair value adjustments applied to the $6.186 million face value of the subordinated debentures.  Other liabilities increased by $7.3 million, largely due to the recording of a $7.5 million Finance Lease Liability also in accordance with the adoption of ASU 2016-02 on January 1, 2019.

Stockholders’ equity of $232.3 million equaled 13.6% of total assets at June 30, 2019, which compares to stockholders’ equity of $216.7 million, or 12.8% of total assets, at December 31, 2018.  The increase in stockholders’ equity was largely due to the $12.0 million of net income in the first half of 2019 and a $7.6 million, net of tax, increase in the market value of the investment portfolio available for sale.  These increases in stockholders’ equity were partially offset by the $0.30 per share of cash dividends declared and paid during the first six months of 2019.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ended June 30, 2019

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Six Months Ended
	June 30	June 30	June 30	June 30
	2019	2018	2019	2018
Interest Income
Loans, including fees	16,227	13,684	32,516	27,718
Investments and other	2,879	2,069	5,654	3,834
Total interest income	19,106	15,753	38,170	31,552
Interest Expense
Deposits	2,285	1,197	4,335	2,228
Borrowings and other	166	137	345	270
Total interest expense	2,451	1,334	4,680	2,498
Net interest income	16,655	14,419	33,490	29,054
Provision for loan losses	330	500	890	1,615
Net interest income after provision	16,325	13,919	32,600	27,439
Non-interest Income
Service charges on deposit accounts	1,122	1,066	2,216	2,160
Electronic banking income	927	892	1,749	1,709
Other non-interest income	298	273	558	428
Total non-interest income	2,347	2,231	4,523	4,297
Non-Interest Expense
Salaries and employee benefits	5,427	5,043	10,626	9,821
Net occupancy and equipment	1,877	1,480	3,541	3,090
Outside data processing	1,426	1,277	2,810	2,526
OREO expenses and writedowns, net	228	525	477	(361)
Amortization of intangibles	223	190	450	385
Other non-interest expenses	1,860	1,943	3,730	3,986
Total non-interest expense	11,041	10,458	21,634	19,447
Income Before Taxes	7,631	5,692	15,489	12,289
Income Taxes	1,772	1,317	3,454	2,781
NET INCOME	5,859	4,375	12,035	9,508

EARNINGS PER SHARE	0.40	0.33	0.82	0.71
DILUTED EARNINGS PER SHARE	0.40	0.32	0.82	0.71
DIVIDENDS PER SHARE	0.15	0.15	0.30	0.27

Charge-offs	109	430	1,012	894
Recoveries	73	72	157	158
Net charge-offs (recoveries)	36	358	855	736

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	June 30	December 31
	2019	2018
ASSETS
Cash and due from banks	26,376	22,992
Interest-bearing bank balances	37,936	41,005
Federal funds sold	32,183	17,872
Securities available for sale	360,715	365,731
Loans (net)	1,134,480	1,135,563
Other real estate owned	14,248	14,024
Other assets	45,735	40,020
Goodwill and other intangible assets	52,458	52,908
TOTAL ASSETS	1,704,131	1,690,115

LIABILITIES & EQUITY
Deposits	1,427,424	1,430,127
Fed funds/repurchase agreements	20,834	22,062
FHLB borrowings	6,349	8,819
Other borrowings	0	2,500
Subordinated debentures	5,420	5,406
Other liabilities	11,802	4,472
TOTAL LIABILITIES	1,471,829	1,473,386
Common Stockholders’ Equity	232,302	216,729
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,704,131	1,690,115

TOTAL BOOK VALUE PER COMMON SHARE	15.86	14.82
Tangible Book Value per Common Share	12.28	11.20

Non-Accrual Loans	16,839	17,448
Loans 90 Days Past Due and Still Accruing	1,284	1,086